Exhibit 4.7

UNILEVER

GLOBAL SHARE INCENTIVE PLAN 2007

Shareholders Approval:

15 and 16 May 2007

Expiry Date:

15 May 2017

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Rules of the Unilever Global Share Incentive Plan 2007

The Plan was approved by shareholders on [15 and 16 May 2007] and will be operated in compliance with the shareholders’ resolution.

The key decisions of the Board will be made on proposal of the RemCo, these include the determination of the Performance Condition, the terms and levels of any grant, Vesting if there is a corporate event and at the end of the Performance Period and changes to the Plan rules.

This introduction does not form part of the rules.

1	Granting Awards

1.1	Purpose

Awards may be granted to employees and executive directors (including new employees and directors) for purposes of incentivisation, retention and/or recruitment. Awards will be granted under the Rules from time to time.

1.2	Approval of the Board

Any Award granted under the Plan must be approved in advance by the Board and/or the RemCo as appropriate.

1.3	Eligibility

The Grantor may grant an Award to any of its employees (including an executive director) or to employees (including executive directors) of any of its Subsidiaries.

1.4	Timing of Award

Awards may not be granted at any time after the Expiry Date of the Plan.

Awards may only be granted at such time when Dealing Restrictions do not apply and within 42 days starting on any of the following:

	1.4.1	the date of shareholder approval;

	1.4.2	the day after the announcement of NV’s and PLC’s results for any period;

	1.4.3	any day on which the Board resolves that exceptional circumstances exist which justify the grant of Awards;

	1.4.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

	1.4.5	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

1.5	Performance Conditions

When granting an Award, the Grantor will generally make its Vesting conditional on the satisfaction of one or more conditions linked to the performance of the Group. A Performance Condition must be objective, specified at the Award Date and may provide that an Award will lapse if a Performance Condition is not satisfied. The Grantor, with the consent of the Board, may change a Performance Condition during the Performance

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Period to take account of any structural changes relating to the Shares or the Group in accordance with established market practice.

1.6		Additional conditions

The Grantor may impose additional conditions when granting an Award. Any condition must be objective, specified at the Award Date and may provide that an Award will lapse if it is not satisfied. Except for executive directors of PLC or NV the Grantor, with the consent of the Board, may waive or change this additional condition, in accordance with its terms or in any way it sees fit. Notwithstanding anything else in the Plan, an Award will only Vest to the extent that any condition is satisfied or waived.

1.7		Award confirmation

Each Participant will receive a confirmation setting out the type of Award and terms of the Award as soon as practicable after the Award Date. If any confirmation is lost or damaged the Board may replace it on such terms as it decides.

1.8		No payment

A Participant is not required to give consideration for the grant of any Award.

1.9		Disclaimer of Award

Any Participant may disclaim all or part of his Award within 30 days after receipt of the Award confirmation by notice in writing to any person nominated by the Grantor. This period may be extended if there are Dealing Restrictions during this period. If an Award is disclaimed, the Award will be deemed never to have been granted under the Plan. A Participant is not required to pay for the disclaimer.

2		Terms of Awards

2.1		Grant

Awards are subject to the rules of the Plan, any Performance Condition and any additional condition imposed under rule 1.6 (Additional conditions). Awards are intended to be legally enforceable. Awards subject to English law must be granted by deed. Awards subject to Dutch law will be in such form as specified by the Board.

2.2		Terms of Awards

The terms of the Award, as determined by the Grantor and approved by the Board, must be specified in the confirmation and must include:

	2.2.1	whether the Award is:

(i) a Conditional Award;

(ii) an Option; or

(iii) Forfeitable Shares;

or a combination of these, or the right to receive a cash amount calculated by reference to the number of Shares subject to a Conditional Award or an Option (also referred to as an “Award” in the Plan);

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2.2.2	the number of Shares subject to the Award, or in the case of a Conditional Award or an Option, whether the Award consists of the right to receive the equivalent amount to that number of Shares in cash;

2.2.3	the Shares comprised in the Award, whether they are NV Shares, PLC Shares or both;

2.2.4	any Performance Condition and Performance Period and the level of Vesting for achieving the Performance Condition;

2.2.5	any other condition specified under rule 1.6 (Additional conditions);

2.2.6	the date of Vesting, which will generally be the third anniversary of the Award Date, unless specified in a Performance Condition or any other condition specified under rule 1.6 (Additional conditions);

2.2.7	whether the Participant is entitled to receive any cash or Shares under rule 7.3 (Dividend equivalent) or rule 7.5 (Cash alternative);

2.2.8	In the case of an Option, the Option Price and the latest date on which the Option will lapse under rule 7.2 (Consequences of Vesting - Options); and

2.2.9	the Award Date.

3	Special terms for Conditional Award and Options

3.1	Rights

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Conditional Award or Option until the Shares are acquired by the Participant.

3.2	Transfer

A Participant may not transfer, assign or otherwise dispose of a Conditional Award or an Option or any rights in respect of it. If he does so voluntarily then the Award will immediately lapse. This rule 3.2 does not apply:

	3.2.1	to the transmission of a Conditional Award or an Option on the death of a Participant to his personal representatives; or

	3.2.2	to the assignment of a Conditional Award or an Option, with the prior consent of the Board, subject to any terms and conditions the Board imposes.

4	Special terms for Forfeitable Shares

4.1	Forfeitable Share Agreement

A Participant who is granted an Award which takes the form of Forfeitable Shares must, if required to do so by the Grantor, enter into an agreement (the “Forfeitable Share Agreement”) with the Company that:

	4.1.1	to the extent that the Award lapses, the Shares are forfeited and the Participant will immediately transfer his interest in the Shares, for no consideration or nominal

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consideration, to any person (which may include the Company, where permitted) specified by the Grantor; and

	4.1.2	he will not transfer, assign or dispose of any Forfeitable Shares or any rights in respect of them before Vesting and if he does his Award will lapse except in the case of the transmission of his Award on his death to his personal representatives

4.2		Documents

The Participant must sign any documents, including a power of attorney, blank stock transfer form or other transfer documents, requested by the Grantor. If he does not sign the Forfeitable Share Agreement or any other documents requested by the Grantor within a period specified by the Grantor, the Award will lapse at the end of that period.

The Grantor may retain the share certificates relating to any Forfeitable Shares.

4.3		Transfer of Shares

On or after the grant of an Award of Forfeitable Shares the Grantor will procure that the relevant number of Shares are issued or transferred, including a transfer out of treasury, to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan.

4.4		Rights

Except to the extent specified in the Forfeitable Share Agreement or in these rules a Participant will only have all rights of a shareholder in respect of Forfeitable Shares after the Shares are acquired by him (or on his behalf). Such rights will continue until the Award lapses.

4.5		Tax elections

The Participant must enter into any elections in relation to Forfeitable Shares required by the Grantor, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 or equivalent local legislation and elections to transfer any liability, or agreements to pay, social security contributions. If he does not do so within a period specified by the Grantor, the Award will lapse at the end of that period.

4.6		Retention of share certificates

The Company may retain the share certificates or other documents of title relating to any Forfeitable Shares until the Award Vests.

5		Individual limits

5.1		Salary limit

An Award must not be granted to an employee if it would cause the market value of Shares subject to Awards, valued on the relevant Award Date, granted to him in respect of that financial year under the Plan, to exceed the following limit.

For executive directors of PLC or NV, the maximum Award for the 2007 financial year of the Company is 120% of their annual base salary, and for subsequent financial years of the Company, 178% of their annual base salary.

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For the Group Chief Executive, the maximum Award for the 2007 financial year of the Company is 135% of annual base salary, and for subsequent financial years of the Company, 200% of annual base salary.

“Base salary” means gross salary before any variable components.

The limits in this rule may be exceeded if the RemCo determines that exceptional circumstances make it desirable that Awards should be granted in excess of the limits.

5.2	Currency conversion

Remuneration payable in a currency other than Sterling or Euros will be converted into Sterling or Euros, as the Grantor decides, at the appropriate exchange rates.

6	Vesting of Awards

6.1	Determination of Performance Condition

As soon as reasonably practicable after the end of the Performance Period, the Board will determine whether and to what extent any Performance Condition has been satisfied and how many Shares Vest for each Award. The RemCo has the authority to take account of unusual circumstances and adjust the level of Vesting if the outcome is deemed to be manifestly unreasonable and/or does not reflect Unilever’s underlying financial performance.

6.2	Timing of Vesting

Awards Vest, to the extent determined under rule 6.1 (Determination of Performance Condition), on the date specified under rule 2.2.6 on the Award Date. However, if the Award is subject to other conditions specified in rule 1.6 (Additional conditions), the Award will not Vest until that condition is satisfied or waived. If circumstances set out in rule 8 (Leaving the Group before Vesting) or rule 10 (Takeovers and restructurings) apply, the provisions in those rules relating to Vesting will apply.

To the extent any Performance Condition or any other condition specified in rule 1.6 (Additional conditions) is not satisfied the Award lapses, unless otherwise specified in the Performance Condition or other such condition.

6.3	Lapse

If an Award lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

7	Consequences of Vesting

7.1	Delivery of Shares

The Grantor will procure, within 30 days of Vesting of a Conditional Award, the delivery to or to the order of the Participant the number of Shares in respect of which the Conditional Award has Vested (reduced as required by rule 7.7 (Tax and Withholding)).

7.2	Options

	7.2.1	A Participant may exercise his Option at any time during the period set by the Board/RemCo or the Grantor on the Award Date (which may not exceed 10 years

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from the Award Date), by giving notice in the prescribed form to the Grantor, or any person nominated by the Grantor, and paying the Option Price (if any). The Option will lapse at the end of that period or, if earlier, on the earlier of:

(i)	the date the Participant ceases to be an employee or director of a Member of the Group due to dismissal for reasons involving misconduct; or

(ii)	six months after an event which gives rise to a Vesting under rule 10 (Takeovers and restructurings) unless the Option Vests under rule 10.6 (International assignments)

7.2.2	Subject to rule 7.7 (Tax and Withholding) and 12.10 (Consents) the Grantor will arrange for Shares to be transferred, including a transfer out of treasury, or issued to the Participant within 30 days of the date on which the Option is exercised.

7.3	Dividend equivalent

The Board may determine at the time of Vesting that additional Shares may be delivered to Participants to take account of dividends paid between the Award Date and the date of Vesting. In respect of Awards which consist of a right to receive a cash amount calculated by reference to the number of Shares subject to a Conditional Award or an Option, the Board may determine to pay an additional cash amount, to take account of dividends paid between the Award Date and the date of Vesting.

7.4	Rights

The Participant will not be entitled to vote, receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award under the Shares are acquired by the Participant.

7.5	Cash and Share Alternatives

The Board may decide not to procure the issue or transfer of Shares to satisfy an Option or a Conditional Award but instead to satisfy such Awards (and any additional Shares determined under rule 7.3 as dividend equivalent), by paying an equivalent amount in cash (subject to rule 7.7 (Tax and Withholding)). For Options, the cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price.

In respect of Awards which consist of a right to receive a cash amount calculated by reference to the number of Shares subject to a Conditional Award or an Option, the Board may decide instead to satisfy such Awards (and any additional cash amount determined under rule 7.3) by the delivery of Shares (subject to rule 7.7 (Tax and Withholding). The number of Shares will be calculated by reference to the market value of the Shares on the date of Vesting.

7.6	Forfeitable Shares

To the extent that it has Vested, an Award of Forfeitable Shares cannot lapse under the Plan. In addition, the restrictions referred to in rule 4.1 (Forfeitable Share Agreement) and contained in the Forfeitable Share Agreement between the Participant and the Grantor cease to have effect on Vesting. If the Shares are held by any person for the benefit of the Participant, that person may transfer the Shares to or to the order of the Participant. Any

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tax and social security contributions payable on Vesting are subject to rule 7.7 (Tax and Withholding).

7.7	Tax and Withholding

The number of Shares delivered to a Participant in accordance with rule 7.1 (Delivery of shares) shall be reduced to the extent necessary to reflect any tax, social security contributions or any other amounts which a Member of the Group is obliged to deduct or withhold under applicable law in respect of the relevant Award (a “Tax Liability”). The relevant Member of the Group will account to the relevant taxation or other authorities for an amount equal to the value of such reduction. N.V., PLC, the Grantor, any employing company or the trustee of any employee benefit trust may withhold any amount from any cash payment to be made (whether under rule 7.5 (Cash alternative) or otherwise) in relation to an Award, or may make such alternative arrangements as it considers necessary or desirable, in each case to ensure that any Tax Liability is met in respect of an Award.
Each Participant is responsible for the tax and social security consequences arising from an Award.

8	Leaving the Group before Vesting

8.1	General rule on leaving employment

	8.1.1	Unless rule 8.2 (Leaving in specified circumstances) applies, an Award which has not Vested will lapse on the date the Participant ceases to be an employee or director of a Member of the Group.

	8.1.2	The Board may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group (whether or not such termination is lawful), unless the reason for giving or receiving notice is one listed in rule 8.2.1(i) to 8.2.1(iv) below.

8.2	Leaving in specified circumstances

	8.2.1	If a Participant ceases to be an employee or director of any Member of the Group for any of the reasons set out below, then his Award will Vest as described in rule 8.3 (Determining the Award) and lapse as to the balance. The reasons are:

		(i)	ill-health, injury or disability;

		(ii)	retirement with the agreement of the Participant’s employer;

		(iii)	the Participant’s employing company ceasing to be under the Control of NV or PLC;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of NV or PLC nor a Member of the Group;

(v)	redundancy;

(vi)	death;

(vii)	any other reason, if the Board so decides in any particular case.

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	8.2.2	The Board must exercise any discretion provided for in rule 8.2.1 within 14 days after cessation of the relevant Participant’s employment or office, and the Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 14-day period. The Board may delegate decisions under rule 8.2 (Leaving in specified circumstances) and 8.3 (Determining the Award) as it considers appropriate.

8.3	Determining the Award

Where rule 8.2 (Leaving in specified circumstances) applies, the Board will determine whether and to what extent any Performance Condition has been satisfied in accordance with rule 6.1 (Determination of Performance Condition) at the end of the Performance Period. Unless the Board decides otherwise the Award should be reduced pro rata to reflect the proportion of the period until the original intended Vesting which has not elapsed. However, the Board may decide in its discretion that the Performance Period in respect of an Award should be treated as ending on the date of the termination of employment, and that the Award should Vest immediately, to the extent that the Performance Condition has been satisfied (as determined by the Board in the manner specified in the Performance Condition or in such manner as it considers reasonable).

8.4	Meaning of “ceasing to be an employee or director”

For the purposes of this rule 8, a Participant will not be treated as ceasing to be an employee or director of a Member of the Group until he ceases to be an employee or director of all Members of the Group or if he recommences employment with or becomes a director of a Member of the Group within 10 days.

9	Variations in share capital, demergers and special distributions

If there is:

	(i)	a variation in the equity share capital of NV and/or PLC, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

	(ii)	any change in the certification of NV Shares by NV Nederlandsch Administratie en Trustkantoor or any of its successors; or

	(iii)	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or

	(iv)	a special dividend or distribution,

the Board may adjust the number or class of Shares comprised in an Option or Conditional Award and, in the case of an Option, the Option Price.

10	Takeovers and restructurings

10.1	Takeover

10.1.1	If rule 10.3 (Reconstruction) does not apply, where a person (or a group of persons acting in concert) obtains Control of NV and/or PLC as a result of making an offer to acquire Shares, an Award Vests, subject to rule 10.1.3, on the date the person obtains Control but only to the extent that any Performance Condition has been

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satisfied as determined by the Board under rule 6.1. The Award lapses as to the balance unless exchanged under rule 11 (Exchange of Awards).

	10.1.2	Where an Award Vests under rule 10.1.1, the Board will determine the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest. In addition, the Board may decide that the Award is reduced pro rata to reflect the acceleration of Vesting.

	10.1.3	An Award will not Vest under rule 10.1.1 but will be exchanged under rule 11 (Exchange of Awards) if:

(i) an offer to exchange Awards is made and accepted by a Participant; or

(ii) the Board, with the consent of the Acquiring Company, decides before the person obtains Control that the Awards will be automatically exchanged.

10.2	Scheme of arrangement

	10.2.1	If rule 10.3 (Reconstruction) does not apply, when under Section 425 of the Companies Act 1985 a court sanctions a compromise or arrangement in connection with the acquisition of PLC Shares or any similar Dutch law in connection with NV Shares an Award Vests, subject to rule 10.2.3, but only to the extent that any Performance Condition has been satisfied as determined by the Board under rule 10.2.2. The Award lapses as to the balance unless exchanged under rule 11 (Exchange of Awards). This rule also applies where there is an equivalent procedure under local legislation.

	10.2.2	Where an Award Vests under rule 10.2.1, the Board will determine the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest. In addition, the Board may decide that the Award is reduced pro rata to reflect the acceleration of Vesting.

	10.2.3	An Award will not Vest under rule 10.2.1 but will be exchanged under rule 11 (Exchange of Awards) if:

(i) an offer to exchange Awards is made and accepted by a Participant; or

(ii) the Board, with the consent of the Acquiring Company, decides before court sanction that the Awards will be automatically exchanged.

10.3	Reconstruction

If there is any internal reconstruction, reorganisation or acquisition of NV and/or PLC which does not involve a significant change in the identity of the ultimate shareholders of NV and PLC, this rule applies to any Awards which have not Vested by the day the reconstruction takes effect. The Board will arrange for the Awards to be replaced by an equivalent award of shares in the new parent company or companies as determined by the Board. The Board may amend (or waive) the Performance Condition as it considers appropriate, subject to applicable laws.

10.4	Demerger or other corporate event

	10.4.1	If the Board becomes aware that NV and/or PLC is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rule 10.1 (Takeover) or rule 10.2 (Scheme of arrangement) which, in the opinion of the Board, would affect the current or future value of any Award, the

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Board may allow an Award to Vest but only to the extent that any Performance Condition has been satisfied as determined by the Board under rule 10.4.2 and subject to any other conditions the Board may decide to impose. The Award lapses as to the balance.

10.4.2	Where an Award Vests under rule 10.4.1, the Board will determine the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest. In addition, the Board may decide that the Award is reduced pro rata to reflect the acceleration of Vesting.

10.4.3	Participants will be notified if they are affected by the Board exercising its discretion under this rule.

10.5	Board

In this rule 10, “Board” means those people who were members of the board of PLC and NV immediately before the change of Control.

11	Exchange of Awards

11.1	Exchange

If an Award is to be exchanged under rule 10 (Takeovers and restructurings) the exchange will take place as soon as practicable after the relevant event.

11.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:

11.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

11.2.2	must be equivalent to the existing Award, subject to rule 11.2.4;

11.2.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 11.2.4, Vests in the same manner and at the same time;

11.2.4	must either:

(i) be subject to a Performance Condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or

(ii) not be subject to any Performance Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 11.1 (Exchange) or

(iii) rule 11.2 (Exchange terms), and Vest at the end of the Performance Period;

11.2.5	is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to NV and PLC were references to the Acquiring Company or the body corporate determined under rule 11.2.1.

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12	General

12.1	Plan limits

	12.1.1	Meaning of allocate

For the purposes of this rule shares are “allocated” if they have been issued or may be issued or transferred out of treasury for the purposes of satisfying an Award.

	12.1.2	10 per cent in 10 years limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent of the ordinary share capital of NV and PLC in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by NV and PLC.

	12.1.3	5 per cent in 10 years limit

The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent of the ordinary share capital of NV and PLC in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plan adopted by NV and PLC.

	12.1.4	Exclusions

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in this rule 12.1 (Plan Limits).

12.2	International assignments

If a Participant is to be transferred to work in another country and, as a result of that transfer, he would become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the securities laws or exchange control laws of the country to which he is transferred, then, if the Participant continues to hold an office or employment with a Member of the Group, the Board may decide that the Awards will Vest on a date it chooses before or after the transfer takes effect. The Awards will Vest to the extent it permits.

12.3	Board’s decisions final and binding

The decision of the Board on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

12.4	Documents sent to shareholders

NV and PLC may send to Participants copies of any documents or notices normally sent to their Shareholders at or around the same time as issuing them to their shareholders.

12.5	Costs

NV and PLC will pay the costs of introducing and administering the Plan. A Participant’s employer will be required to bear the costs in respect of an Award to that Participant.

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12.6	Regulations

The Board has the power from time to time to make or vary regulations for the administration and operation of the Plan but they must be consistent with these rules.

12.7	Terms of employment

	12.7.1	For the purposes of this rule 12.7, “Employee” means any person who is or will be eligible to be a Participant.

	12.7.2	This rule applies:

(i) whether NV, PLC or the Grantor has full discretion in the operation of the Plan, or whether NV or PLC could be regarded as being subject to any obligations in the operation of the Plan;

(ii) during an Employee’s employment or employment relationship; and

(iii) after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

	12.7.3	Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the employing company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

	12.7.4	The grant of Awards on a particular basis in any year does not create any right to, or expectation of, the grant of Awards on the same basis, or at all, in any future year.

	12.7.5	No Employee is entitled to participate in the Plan, or to be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation, in any later operation of the Plan.

	12.7.6	The terms of this Plan do not entitle the Employee to the exercise of any discretion in his favour. Any decision, omission or discretion relating to the Plan or any Performance Condition may operate to the disadvantage of the Employee and the Employee will have no claim or right of action in respect of such decision, omission or discretion even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

	12.7.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i) any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii) any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii) the operation, suspension, termination or amendment of the Plan.

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	12.7.8	By participating in the Plan, an Employee agrees that the Employee only has the rights expressly granted under the Plan.

	12.7.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 or equivalent local legislation to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

	12.7.10	Each of the provisions of this rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and, to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

12.8	Employee trust

NV, PLC and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or to enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

12.9	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to NV and PLC for all purposes relating to the operation of the Plan. These include, but are not limited to:

	12.9.1	administering and maintaining Participant records;

	12.9.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

	12.9.3	providing information to future purchasers of NV, PLC or the business in which the Participant works; and

	12.9.4	transferring information about the Participant to a country or territory outside the European Economic Area.

12.10	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the Netherlands, the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

12.11	Articles of association

Any NV Shares acquired under the Plan are subject to the articles of association of NV from time to time in force. Any PLC Shares acquired under the Plan are subject to the articles of association of PLC from time to time in force.

12.12	Listing

If and for so long as NV Shares are listed on Eurolist of Euronext and traded on Euronext, NV will apply for listing of any Shares issued under the Plan as soon as practicable. If and

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so long as PLC Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, PLC will apply for listing of any Shares issued under the Plan as soon as practicable.

12.13	Notices

	12.13.1	Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:

		(i)	delivered or sent by post to him at his home address according to the records of his employing company; or

		(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Board considers appropriate.

	12.13.2	Any notice or other document which has to be given to NV, PLC, the Grantor or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Board or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the Participant.

	12.13.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

13	Changing the Plan and termination

13.1	Board’s powers

Except as described in the rest of this rule 13 and in accordance with relevant provisions of UK and Dutch company law, the RemCo may at any time change the Plan in any way.

13.2	Shareholder approval

	13.2.1	Except as described in rule 13.2.2, the shareholders of NV and PLC in General Meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to the following:

		(i)	the persons to or for whom Shares may be provided under the Plan;

		(ii)	the limitations on the number of Shares which may be issued under the Plan;

		(iii)	the individual limit for each Participant under the Plan;

		(iv)	the determination of the Option Price;

		(v)	any rights attaching to the Awards and the Shares;

		(vi)	the rights of a Participant in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of NV and/or PLC; and

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(vii) the terms of this rule 13.2.1.

	13.2.2	The RemCo can change the Plan and need not obtain the approval of the NV or PLC in general meeting for any minor changes:

(i) to benefit the administration of the Plan;

(ii) to comply with or take account of the provisions of any proposed or existing legislation;

(iii) to take account of any changes to legislation; or

(iv) to obtain or maintain favourable tax, exchange control or regulatory treatment of NV, PLC, any Subsidiary or any present or future Participant.

13.3	Notice

The RemCo may give written notice of any changes made to any Participant affected.

14	Governing law and jurisdiction

Dutch law governs the Plan for Awards granted to NV employees, the Board of NV and its Subsidiaries, and the Rotterdam District Court has non-exclusive jurisdiction in respect of any disputes arising.

English law governs the Plan and all Awards granted to PLC employees, the Board and its Subsidiaries, and English Courts have non-exclusive jurisdiction in respect of disputes arising.

15	Definitions

15.1	Meanings of words used

In these rules:

“Acquiring Company” means a person who obtains Control of NV and PLC;

“Award” means a Conditional Award, an award of Forfeitable Shares or an Option;

“Award Date” means the date which the Board sets for the grant of an Award;

“Board” means, subject to rule 10.5 (Board), the board of directors of NV and PLC or a duly authorised committee;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Control” has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1988 in relation to PLC and NV;

“Company” means NV or PLC;

“Dealing Restrictions” means restrictions imposed by the Model Code, statute, decree, order, regulation and/or government directive, or any code adopted by NV or PLC based on the Model Code, statute, decree, order, regulation and/or government directive.

“Euronext” means Euronext Amsterdam NV;

“Expiry Date” means the 10th anniversary of shareholder approval of the Plan;

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“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement;

“Forfeitable Share Agreement” means the agreement referred to in rule 4.1 (Forfeitable Share Agreement);

“Grantor” means the entity which is granting Awards under the Plan which can be:

(i) NV;

(ii) PLC;

(iii) any Subsidiary; or

(iv) a trustee of any trust set up for the benefit of employees of any Member of the Group.

“Group” means NV, PLC and their subsidiaries;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means NV, PLC and any of their subsidiaries or associated companies;

“Model Code” means the UK Listing Authority Model Code for transactions in securities by the Board, certain employees and persons connected with them;

“NV” means Unilever NV;

“Option” means a right to acquire Shares granted under the Plan;

“Option Price” means zero, or the amount payable on the exercise of an Option as specified under rule 2.2 (terms of Award).,

“Participant” means a person holding an Award or his personal representatives;

“Performance Condition” means any performance condition imposed under rule 1.5 (Performance Conditions);

“Performance Period” means the period specified in the Performance Conditions;

“Plan” means these rules known as “The Unilever Global Share Incentive Plan 2007” as changed from time to time;

“PLC” means Unilever PLC;

“RemCo” means the Remuneration Committee of the Boards of NV and PLC;

“Shares” means fully paid ordinary shares in NV or PLC and includes:

(i)	American Depository Shares (ADSs) representing such Shares; and

(ii)	any Shares representing NV and/or PLC Shares following a reconstruction;

“Subsidiary” means a body corporate which is a subsidiary of NV within the meaning of 24a Book 2 (Civil Code) or a company which is a subsidiary of PLC within the meaning of Section 736 of the Companies Act 1985;

“Vesting” means, in relation to a Conditional Award, a Participant becoming entitled to have the Shares transferred to him subject to these rules; in relation to an Option, an Option becoming exercisable; and in relation to Forfeitable Shares, the restrictions in the

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Forfeitable Share Agreement ceasing to have effect as described in rule 7.6 (Consequences of Vesting - Forfeitable Shares).

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